EXHIBIT 99.2

SMITH MICRO SOFTWARE, INC.

Unaudited Pro Forma Combined Financial Information

The following unaudited pro forma combined financial information is based on the historical consolidated financial statements of Smith Micro Software, Inc. and subsidiaries (“Smith Micro” or “the Company”) and the operator business of Circle Media Labs Inc. (“Circle”), after giving effect to the business combination transaction between Smith Micro and Circle on February 12, 2020 and reflecting the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information.

The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to the historical consolidated financial statements of Smith Micro and abbreviated financial statements of Circle. The unaudited pro forma combined financial information gives effect to the acquisition of Circle’s operator business by Smith Micro as if the transaction had occurred on January 1, 2019 with respect to the unaudited pro forma income statement for the year ended December 31, 2019 and as of December 31, 2019 with respect to the unaudited pro forma combined balance sheet.

A full and detailed valuation of the acquired assets and assumed liabilities of Circle is being completed and certain information and analyses are preliminary at this time. The final purchase price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma combined income statement, expected to have a continuing impact on the consolidated results of operations. Additionally, the unaudited pro forma combined financial information does not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. Therefore, the unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

In preparing the unaudited pro forma combined financial information, the following historical information was used:

•	the audited consolidated financial statements of Smith Micro Software, Inc. and subsidiaries as of and for the year ended December 31, 2019; and
•	the audited abbreviated financial statements of Circle as of and for the year ended December 31, 2019.

The unaudited pro forma combined financial information for the year ended December 31, 2019 should be read in conjunction with the historical financial statements, including the notes thereto, of Smith Micro (included in Smith Micro’s annual reports on Form 10-K and quarterly reports on Form 10-Q) and of Circle (see Exhibit 99.1 included with this Current Report on Form 8-K/A).

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2019

(In thousands)

					Pro Forma
	Smith Micro	Circle	Pro Forma		Combined
	12/31/2019	12/31/2019	Adjustments	Notes	12/31/2019
Assets
Current assets:
Cash and cash equivalents	$28,268	$—	$(12,150)	A	$16,118
Accounts receivable, net	10,894	—	—		10,894
Prepaid expenses and other current assets	802	—	14	B	816
Total current assets	39,964	—	(12,136)		27,828
Equipment and improvements, net	2,109	—	—		2,109
Right-of-use assets	6,464	—	—		6,464
Deferred tax asset, net	94	—	—		94
Other assets	234	—	—		234
Intangible assets, net	4,535	—	11,256	B	15,791
Goodwill	7,797	—	3,696	B	11,493
Total assets	$61,197	$—	$2,816		$64,013

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,050	$—	$918	C	$2,968
Accrued payroll and benefits	2,107	—	—		2,107
Current operating lease liabilities	1,221	—	—		1,221
Other accrued liabilities	244	—	1,526	A/D	1,770
Deferred revenue	98	1,630	(340)	B	1,388
Total current liabilities	5,720	1,630	2,104		9,454
Non-current liabilities:
Operating lease liabilities	5,774	—	—		5,774
Deferred rent	885	—	—		885
Other long term liabilities	134	—	—		134
Total non-current liabilities	6,793	—	—		6,793

Stockholders' equity:
Common stock	38	—	—		38
Additional paid-in capital	274,041	—	—		274,041
Accumulated comprehensive deficit	(225,395)	—	(918)	C	(226,313)
Net liabilities assumed	—	(1,630)	1,630		—
Total stockholders’ equity	48,684	(1,630)	712		47,766
Total liabilities and stockholders' equity	$61,197	$—	$2,816		$64,013

SMITH MICRO SOFTWARE, INC.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

YEAR ENDED DECEMBER 31, 2019

(In thousands, except per share data)

					Pro Forma
	Smith Micro	Circle	Pro Forma		Combined
	2019	2019	Adjustments	Notes	2019
Revenues	$43,346	$3,906	$—	E	$47,252
Cost of revenues	3,927	612	—		4,539
Gross profit	39,419	3,294	—		42,713
Operating expenses:
Selling and marketing	7,517	—	1,576	F	9,093
Research and development	11,682	1,322	768	F	13,772
General and administrative	9,921	102	(74)	G	9,949
Restructuring expenses	194	—	—		194
Total operating expenses	29,314	1,424	2,270		33,008
Operating income	10,105	1,870	(2,270)		9,705
Non-operating expense:
Gain on sale of software product	483	—	—		483
Interest expense, net	228	—	—	H	228
Other expense, net	(14)	—	—		(14)
Income before provision for income taxes	10,802	1,870	(2,270)		10,402
Provision for income tax expense	80	—	—	I	80
Net income available to common stockholders	10,722	1,870	(2,270)		10,322
Preferred stock dividends	(119)	—	—		(119)
Net income available to common stockholders	$10,603	$1,870	$(2,270)		$10,203

Earnings per share:
Basic	$0.31				$0.30
Diluted	$0.29				$0.28
Weighted average shares outstanding:
Basic	34,513				34,513
Diluted	36,991				36,991

Smith Micro Software, Inc.

NOTES TO THE Unaudited Pro Forma

Combined Financial Information

Note 1: Basis of Presentation

The unaudited pro forma combined financial information has been prepared in connection with the acquisition of certain assets of Circle by Smith Micro related to Circle’s operator business. The purchase price for the Circle operator business totaled $13,500,000 in cash.

The acquisition of Circle’s operator business by Smith Micro has been accounted for using the acquisition method of accounting. The preliminary purchase price has been allocated on a preliminary basis to the acquired assets and assumed liabilities in connection with the acquisition based on their estimated fair values as of the closing date of the acquisition. The unaudited pro forma combined income statement reflects the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results, including items expected to have a continuing impact on the consolidated results, such as amortization on acquired intangible assets. The unaudited pro forma combined income statement does not include non-recurring items such as transaction costs related to the acquisition. The final purchase price allocation is subject to the final determination of the fair values of acquired assets and assumed liabilities and, therefore, that allocation and the resulting effect on income from operations may differ from the unaudited pro forma amounts included herein.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma information are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

Note 2: Acquisition of Circle

On February 12, 2020, the Company completed the acquisition of certain assets of Circle for $13,500,000.

The following represents the preliminary purchase price allocation. The acquired assets and assumed liabilities of Circle have been measured on a preliminary basis using assumptions that Smith Micro management believes are reasonable based on information currently available. A full and detailed valuation of the acquired assets and assumed liabilities of Circle is being completed and certain information and analysis remains pending at this time. Therefore, it is possible that the fair values of acquired assets and assumed liabilities could materially differ from those presented herein upon additional analysis.

The following table summarizes the preliminary purchase price allocation based on estimated fair values as of the acquisition date (in thousands):

Inventory, net	$14
Identifiable intangible assets	11,256
Total assets acquired	11,270

Deferred revenue	1,290
Cash due to seller for purchased contracts	176
Total liabilities assumed	1,466

Net assets acquired	9,804
Purchase price	13,500
Goodwill	$3,696

Note 3: Description of Pro Forma Adjustments

Adjustments to the unaudited pro forma combined balance sheet

A.	This adjustment represents the $12,150,000 reduction of cash and $1,350,000 increase in accrued liabilities (cash holdback) as a result of the consideration paid to Circle.
B.

The following adjustments were made to reflect the preliminary estimate of the fair value of net assets acquired and liabilities assumed (in thousands) in the unaudited pro forma combined balance sheet:

Inventory, net	$14
Identifiable intangible assets	11,256
Goodwill	3,696
Deferred revenue	(340)

C.

Estimated transaction costs related to the Circle acquisition total approximately $992,000. Of this amount, $74,000 was incurred during the year ended December 31, 2019, and $918,000 has been included in accounts payable in the unaudited pro forma combined balance sheet.

D.	This adjustment includes an increase in accrued liabilities for approximately $176,000 due to Circle related to purchased contracts.

Adjustments to the unaudited pro forma combined income statement

E.

During 2018, Smith Micro adopted FASB ASC Topic No. 606, Revenue from Contracts with Customers (“ASC 606”), and those results are reflected within. Smith Micro evaluated the Circle operator business and related customer contracts under ASC 606. It was determined that no financial statement adjustment would be required, and therefore, a pro forma adjustment was not necessary.

F.

This adjustment represents the increase in amortization expense related to recording Circle’s intangible assets at their preliminary estimated fair value, including customer contracts, software, a support agreement, and a non-compete agreement, resulting in an adjustment of $2,344,000 for the year ended December 31, 2019.

Identifiable intangible assets include the following (in thousands):

Customer contracts	$7,501
Software	3,136
Support agreement	376
Non-compete agreement	243
$11,256

The customer contracts will be amortized over a period of 6 years, the software over 8 years; the support agreement over 1 year; and the non-compete agreement over 3 years.

G.	This adjustment eliminates the transaction costs incurred for the year ended December 31, 2019.
H.

If the Circle acquisition had occurred on January 1, 2019, Smith Micro would have entered into an asset-based loan facility in the amount of $5,700,000 and a short-term related party note payable for $2,000,000 to fund the transaction, and would have incurred approximately $400,000 in additional interest expense during 2019. Since the debt would have been repaid in full within twelve months and the associated interest would not be a recurring expense, it has not been reflected as a pro forma adjustment. The Company has held several note payable transactions with related parties and these same related parties would have had the capacity to support the Company with additional lending if needed.

I.

Smith Micro has federal and state net operating loss carryforwards of approximately $158 million and $146 million, respectively, at December 31, 2019, and the current provision for income tax expense consists of state income tax minimums, foreign tax withholdings, and foreign income taxes. Therefore, no income tax impact of the pro forma adjustments has been reflected.